Total Luxury Group Completes Merger of International Apparel Group, Inc.

NEW YORK, NY -- 05/23/2006 -- Total Luxury Group, Inc. (OTCBB: TLEI) and International Apparel Group, Inc. are pleased to announce the completion of their merger.

As a result of the transaction, the apparel holding company known as International Apparel Group, Inc., including its apparel licenses and private label production, is now a wholly owned subsidiary of Total Luxury Group, Inc.

Total Luxury Group CEO Sandy Masselli states: "We are very excited about this deal and the future of our company. Our acquisition of International Apparel Group provides us with worldwide sourcing and manufacturing capabilities that can be utilized by all of our divisions. It also gives us the opportunity to now aggressively seek apparel acquisitions and licenses because we know we can produce and deliver quality apparel and accessories at very competitive price points."

IAG President Janon Costley adds: "In addition to expanding our existing properties, we have already identified several potential acquisition targets and brand name licenses that will enable Total Luxury Group to become a major competitor in a all major segments of the US apparel industry for years to come."

Both companies received approval for the acquisition from their respective Board of Directors. Following this transaction, the Company intends to actively implement a growth strategy through additional acquisitions and licensed programs.

For additional information: www.IAGFashions.com

About Total Luxury Group, Inc.

Total Luxury Group, Inc., which currently holds a distributorship agreement for MCM, AG, has been seeking additional opportunities within the consumer products industry, for acquisition of companies that have a proven management team, and desirable products or services.

About International Apparel Group, Inc.

International Apparel Group, Inc. is an apparel holding company that through its subsidiary companies manufactures and sells apparel to major retailers and distributors around the world. Original Gear, Inc., one of the subsidiaries in the IAG umbrella, manufactures and distributes apparel under company owned trademarks "Original Gear" and "OG," a license from legendary rapper DMC, as well as other licensed and private label production for Converse, Randy Moss, the NIFL and others.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "expects," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting the Company and its operations; and other risk factors. TLEI cautions that the foregoing factors are not exclusive. TLEI assumes no obligation to update the information contained in this press release.

CONTACT:
International Apparel Group, Inc.
MIAMI, FL
Janon Costley
(305) 892-6744

Or

Aurelius Consulting Group, Inc.
Sanford Diday
407-644-4256 ext. 115
sanford@aurcg.com